RF INDUSTRIES, LTD.	For Immediate Release

Investor Contact: Neil Berkman Associates (310) 477 - 3118 info@berkmanassociates.com	Company Contact: James Doss, President (858) 549-6340 rfi@rfindustries.com

RF Industries' Board of Directors Allocates $1,250,000
for Repurchase of the Company's Outstanding Common Stock

SAN DIEGO, CALIFORNIA, October 18, 2011 . . . RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced that its Board of Directors has authorized the allocation of up to $1,250,000 for the repurchase of the Company's common shares outstanding, in open market, negotiated or block transactions.  Purchases under this program will be in amounts and at times and prices to be determined by management.
"Considering RFI's record sales and growth opportunities, the Board believes that current market conditions afford the Company the opportunity to buy back its common shares at attractive prices.  RFI's continuing strong cash position enables us to implement this repurchase program without adversely affecting the Company's capital requirements, dividends and requirements for operating liquidity," said Howard Hill, RFI's CEO.
As of July 31, 2011, RFI reported cash and cash equivalents of $1,169,000 and investments in short and long-term certificates of deposits of $6,271,000 for a total of $7,440,000 in liquid, short-term and long-term capital resources, working capital of $12,293,000, a current ratio of 4 to 1, stockholders' equity of $19,187,000, or $2.72 per share and 7,049,110 outstanding common shares.
At October 14, 2011, the balance of RFI's estimated cash, cash equivalents and investments was approximately $5.8 million.  RFI's regular quarterly cash dividend, which was increased to $0.05 per common share, was paid on October 17, 2011 to shareholders of record on September 30, 2011.

About RF Industries
RFI manufactures, designs and distributes Radio Frequency (RF) coaxial connectors, cable assemblies, medical cabling products, RF wireless products and fiber optic cable products. Coaxial connectors, cable assemblies, custom microwave RF connectors, fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.  Applications include Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies.  Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market.  RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, increased competition, and other uncertainties detailed in the Company's Securities and Exchange Commission filings.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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7610 Miramar Road, San Diego, CA  92126-4202  ●  (858) 549-6340  ●  (800) 233-1728  ●  FAX (858) 549-6345
E-mail: rfi@rfindustries.com  ●  Internet: www.rfindustries.com